Contact: Tom Neri

(847) 827-9666, ext. 2203

Lawson Products, Inc Completes Acquisition

of Rutland Tool & Supply from Airgas, Inc.

Des Plaines, Illinois, December 1, 2005. Lawson Products, Inc. (NASDAQ: LAWS) announced today the completion of the purchase of the assets and operations of Rutland Tool & Supply Co., a California-based subsidiary of Airgas, Inc. (NYSE:ARG). The transaction was originally announced November 1, 2005. Rutland Tool distributes metalworking tools, machine tools and related MRO supplies. Rutland Tool is headquartered in Whittier, California and operates from seven locations, which Lawson will maintain.

Lawson Products is an international leader in seller and distributing systems, services and products to the industrial, commercial and institutional maintenance, repair and replacement market. The Company also manufactures, sells and distributes production and specialized component parts to the original equipment marketplace, including the automotive, appliance, aerospace, construction, and transportation industries. For more information, please visit http://www.lawsonproducts.com.